Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS FOURTH QUARTER FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

January 22, 2024
McKINNEY, Texas, January 22, 2024 -- Independent Bank Group, Inc. (NASDAQ: IBTX) today announced net income of $14.9 million, or $0.36 per diluted share, for the quarter ended December 31, 2023, compared to $32.8 million, or $0.79 per diluted share for the quarter ended September 30, 2023. Adjusted net income for the quarter ended December 31, 2023 was $25.5 million, or $0.62 per diluted share, compared to $32.6 million, or $0.79 per diluted share for the quarter ended September 30, 2023.
For the year ended December 31, 2023, the Company reported net income of $43.2 million, or $1.04 per diluted share, compared to $196.3 million, or $4.70 per diluted share, for the year ended December 31, 2022. Adjusted net income was $135.9 million, or $3.29 per diluted share in 2023 compared to $209.7 million, or $5.02 per diluted share in 2022.
The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.38 per share of common stock. The dividend will be payable on February 15, 2024 to stockholders of record as of the close of business on February 1, 2024.
Highlights
•Organic loan growth of 11.0% annualized for the quarter
•Resilient credit metrics with nonperforming assets of 0.32% of total assets and net charge-offs of 0.01% annualized for the quarter
•Grew book value per share by $1.71 to $58.20 and tangible book value per share by $1.79 to $32.90
•Stable loan to deposit ratio of 93.6% at quarter-end
•Capital levels remain healthy, with ratios well above the standards to be considered well-capitalized under regulatory requirements, with an estimated total capital ratio of 11.57%, leverage ratio of 8.94%, and (non-GAAP) tangible common equity (TCE) ratio of 7.55%
“During the fourth quarter, we were pleased to see healthy growth in our core loan book as the growing Texas and Colorado economies boosted demand from our relationship borrowers. This growth came alongside continued strength in our credit metrics, as nonperforming assets and net charge-offs for the year remained at historically low levels,” said Independent Bank Group Chairman & CEO David R. Brooks. “Over the past year, we took deliberate actions to strengthen our balance sheet while leveraging our position across great markets to build stronger relationships with our customers. We have now entered 2024 with significant momentum, and we remain encouraged about our ability to continue to grow our franchise by serving our customers and communities in the year ahead. I am excited for the opportunities our teams have to continue to win business and capitalize on our strong incumbent position across four of the strongest metropolitan markets in the country.”

Fourth Quarter 2023 Balance Sheet Highlights
Loans
•Total loans held for investment, excluding mortgage warehouse purchase loans, were $14.2 billion at December 31, 2023 compared to $13.8 billion at September 30, 2023 and $13.6 billion at December 31, 2022. Loans held for investment, excluding mortgage warehouse purchase loans, increased $383.6 million, or 11.0% on an annualized basis, during fourth quarter 2023.
•Average mortgage warehouse purchase loans were $408.4 million for the quarter ended December 31, 2023 compared to $425.9 million for the quarter ended September 30, 2023, and $297.1 million for the quarter ended December 31, 2022, a decrease of $17.5 million, or 4.1% from the linked quarter and an increase of $111.3 million, or 37.5% year over year.
Asset Quality
•Nonperforming assets totaled $61.4 million, or 0.32% of total assets at December 31, 2023, compared to $61.0 million or 0.33% of total assets at September 30, 2023, and $64.1 million, or 0.35% of total assets at December 31, 2022.
•Nonperforming loans totaled $51.8 million, or 0.37% of total loans held for investment at December 31, 2023, compared to $38.4 million, or 0.28% at September 30, 2023 and $40.1 million, or 0.29% at December 31, 2022.
•The increase in nonperforming loans for the year over year and linked period was primarily due to the addition of a $13.3 million commercial real estate loan to nonaccrual in fourth quarter 2023.
•The slight increase in nonperforming assets for the linked quarter reflects the nonaccrual loan discussed above offset by the sale of a $10.0 million other real estate property and a $3.0 million write-down on another other real estate property during fourth quarter 2023. The year over year change in nonperforming assets was also impacted by $2.2 million in additional write-downs on other real estate and an $805 thousand branch facility that was closed and moved to other real estate.
•Net charge-offs were 0.01% annualized both in the fourth quarter 2023 and the linked quarter and 0.02% annualized in the prior year quarter.
Deposits, Borrowings and Liquidity
•Total deposits were $15.7 billion at December 31, 2023 compared to $15.3 billion at September 30, 2023 and compared to $15.1 billion at December 31, 2022.
•Estimated uninsured deposits, excluding public funds deposits, totaled $4.6 billion, or 29.1% of total deposits as of December 31, 2023 compared to $4.6 billion, or 29.9% as of September 30, 2023.
•Total borrowings (other than junior subordinated debentures) were $621.8 million at December 31, 2023, an increase of $75.2 million from September 30, 2023 and an increase of $54.8 million from December 31, 2022. The year over year change primarily reflects a $50.0 million increase in short-term FHLB advances and $33.8 million outstanding on the Company's unsecured line of credit at year-end offset by the redemption of $30.0 million of subordinated debentures in first quarter 2023. The linked quarter change reflects an increase of $75.0 million in FHLB advances.
Capital
•The Company continues to be well capitalized under regulatory guidelines. At December 31, 2023, the estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 9.58%, 8.94%, 9.93% and 11.57%, respectively, compared to 9.86%, 9.09%, 10.21%, and 11.89%, respectively, at September 30, 2023 and 10.09%, 9.49%, 10.45%, and 12.35%, respectively at December 31, 2022.

Fourth Quarter 2023 Operating Results
Net Interest Income
•Net interest income was $106.3 million for fourth quarter 2023 compared to $141.8 million for fourth quarter 2022 and $109.0 million for third quarter 2023. The decrease from the prior year was primarily due to the increased funding costs on our deposit products and FHLB advances due to Fed rate increases over the last year offset to a lesser extent by increased earnings on interest-earning assets, primarily loans and interest-bearing cash accounts. The decrease from the linked quarter was primarily due to continued increases in deposit funding costs due to the competitive environment as well as increased brokered deposits offset by increased earnings on loans due to growth during the quarter. The fourth quarter 2023 includes $725 thousand in acquired loan accretion compared to $1.1 million in fourth quarter 2022 and $940 thousand in third quarter 2023.
•The average balance of total interest-earning assets grew by $833.9 million and totaled $16.9 billion for the quarter ended December 31, 2023 compared to $16.1 billion for the quarter ended December 31, 2022 and increased $286.2 million from $16.7 billion for the quarter ended September 30, 2023. The increase from the prior year and linked quarter is primarily due to higher average loans of $713.1 million and $317.1 million due to organic growth for the respective periods while the prior year increase also reflects a $209.2 million increase in average interest-bearing cash balances.
•The yield on interest-earning assets was 5.44% for fourth quarter 2023 compared to 4.67% for fourth quarter 2022 and 5.31% for third quarter 2023. The increase in asset yield compared to the prior year and linked quarter is primarily a result of increases in the Fed Funds rate over the last year. The average loan yield, net of acquired loan accretion and PPP income was 5.81% for the current quarter, compared to 5.01% for prior year quarter and 5.67% for the linked quarter.
•The cost of interest-bearing liabilities, including borrowings, was 3.98% for fourth quarter 2023 compared to 1.81% for fourth quarter 2022 and 3.72% for third quarter 2023. The increase from the linked quarter and prior year is reflective of higher funding costs, primarily on deposit products and FHLB advances as a result of Fed Funds rate increases. In addition, deposit funding costs were also higher due to promotional campaigns for certificate of deposit accounts.
•The net interest margin was 2.49% for fourth quarter 2023 compared to 3.49% for fourth quarter 2022 and 2.60% for third quarter 2023. The net interest margin excluding acquired loan accretion was 2.47% for fourth quarter 2023 compared to 3.46% for fourth quarter 2022 and 2.58% for third quarter 2023. The decrease in net interest margin from the prior year and linked quarter was primarily due to the increased funding costs on deposits, offset by higher earnings on loans due to organic growth and rate increases for the respective periods. The year over year change also reflects increased funding costs on FHLB and other short-term advances, offset by higher earnings on other interest-bearing assets due to rate increases over the year.
Noninterest Income
•Total noninterest income decreased $613 thousand compared to fourth quarter 2022 and decreased $3.0 million compared to third quarter 2023.
•The decrease from the prior year quarter reflects a $1.8 million loss on sale of an other real estate property recognized in fourth quarter 2023 offset by increases of $314 thousand in service charge income and $287 thousand in investment management fees. Furthermore, there was $343 thousand in loss on sale of loans and increased losses of $162 thousand on premises and equipment in the fourth quarter 2022.
•The change from the linked quarter primarily reflects the loss on sale of other real estate mentioned above as well as decreases of $417 thousand in mortgage banking revenue and $752 thousand in other noninterest income. The decrease in mortgage banking revenue for the quarter is due to lower volumes and margins, while the decrease in noninterest income is due to lower acquired loan recoveries and decreases in various types of other miscellaneous income.
Noninterest Expense
•Total noninterest expense decreased $3.6 million compared to fourth quarter 2022 and increased $13.8 million compared to third quarter 2023.
•The net decrease in noninterest expense in fourth quarter 2023 compared to the prior year is due primarily to decreases of $12.6 million in salaries and benefits expense, $2.7 million in professional fees and $2.5 million in other noninterest expense offset by a $9.9 million increase in FDIC assessment in addition to a $3.0 million impairment write-down on an other real estate property.
•The increase in noninterest expense from the linked quarter is due primarily to an $8.3 million increase in FDIC assessment as well as the $3.0 million impairment expense on the other real estate property mentioned above and $994 thousand in higher salaries and benefits expense in the current quarter.

•The decrease in salaries and benefits from the prior year is due primarily to $7.1 million severance and accelerated stock vesting expenses in fourth quarter 2022. In addition, there were lower combined salaries, bonus, employee insurance, payroll taxes and 401(k) expenses of $4.7 million in fourth quarter 2023 compared to the prior year quarter, due to overall strategic efforts to manage expenses. The linked quarter change was primarily impacted by a third quarter 2023 downward adjustment to performance-based executive compensation equity awards.
•The decrease in professional fees compared to the prior year was primarily due to lower consulting fees of $1.6 million as well as lower legal fees of $848 thousand.
•The decrease in other noninterest expense from prior year is primarily due to asset impairment charges of $3.3 million recognized in fourth quarter 2022 compared to none in fourth quarter 2023, offset by increases in charitable contributions and other miscellaneous expenses.
•The increase in FDIC assessment compared to the prior year and linked quarter was due to increases in the assessment rate charged by the FDIC which took effect in 2023, as well as an increase in the liquidity stress rate. In addition, an $8.3 million special assessment, charged to recover uninsured deposit losses due to bank failures in early 2023, was recorded in fourth quarter 2023.
Provision for Credit Losses
•The Company recorded $3.5 million provision for credit losses for fourth quarter 2023, compared to $2.8 million for fourth quarter 2022 and $340 thousand for the linked quarter. Provision expense during a given period is generally dependent on changes in various factors, including economic conditions, credit quality and past due trends, as well as loan growth and charge-offs or specific credit loss allocations taken during the respective period. The higher provision expense in both fourth quarters 2023 and 2022 primarily reflects loan growth during those periods.
•The allowance for credit losses on loans was $151.9 million, or 1.07% of total loans held for investment, net of mortgage warehouse purchase loans, at December 31, 2023, compared to $148.8 million, or 1.09% at December 31, 2022 and compared to $148.2 million, or 1.08% at September 30, 2023.
•The allowance for credit losses on off-balance sheet exposures was $3.9 million at December 31, 2023 and December 31, 2022, compared to $4.4 million at September 30, 2023. Changes in the allowance for unfunded commitments are generally driven by the remaining unfunded amount and the expected utilization rate of a given loan segment.
Income Taxes
•Federal income tax expense of $3.5 million was recorded for the fourth quarter 2023, an effective rate of 18.9% compared to tax expense of $10.7 million and an effective rate of 20.7% for the prior year quarter and income tax expense of $8.2 million and an effective rate of 20.1% for the linked quarter. The lower effective rate for fourth quarter 2023 resulted from the recognition of a tax benefit due to the expiration of the statute of limitations on an immaterial uncertain tax position.

Subsequent Events
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the year ended December 31, 2023 on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2023 and will adjust amounts preliminarily reported, if necessary.
About Independent Bank Group, Inc.
Independent Bank Group, Inc. is a bank holding company headquartered in McKinney, Texas. Through its wholly owned subsidiary, Independent Bank, doing business as Independent Financial, Independent Bank Group serves customers across Texas and Colorado with a wide range of relationship-driven banking services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group, Inc. operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.
Conference Call
A conference call covering Independent Bank Group’s fourth quarter earnings announcement will be held on Tuesday, January 23, 2024 at 8:30 am (ET) and can be accessed by the webcast link, https://www.webcast-eqs.com/independentbankgroup01232024_en/en or by calling 1-877-407-0989 and by identifying the meeting number 13743624 or by identifying "Independent Bank Group Fourth Quarter 2023 Earnings Conference Call." The conference materials will also be available by accessing the Investor Relations page of our website, https://ir.ifinancial.com. If you are unable to participate in the live event, a recording of the conference call will be accessible via the Investor Relations page of our website.
Forward-Looking Statements
From time to time the Company’s comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other related federal security laws. Forward-looking statements include information about the Company’s possible or assumed future results of operations, including its future revenues, income, expenses, provision for taxes, effective tax rate, earnings (loss) per share and cash flows, its future capital expenditures and dividends, its future financial condition and changes therein, including changes in the Company’s loan portfolio and allowance for credit losses, the Company’s future capital structure or changes therein, the plan and objectives of management for future operations, the Company’s future or proposed acquisitions, the future or expected effect of acquisitions on the Company’s operations, results of operations and financial condition, the Company’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that the Company makes are based on its current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company’s future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to: 1) the Company’s ability to sustain its current internal growth rate and total growth rate; 2) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; 3) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; 4) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; 5) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; 6) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs generally; 7) concentration of the loan portfolio of Independent Financial, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; 8) the ability of Independent Financial to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and that present acceptable investment risks; 9) inaccuracy of the assumptions and estimates that the managements of the Company and the financial institutions that the Company acquires make in establishing reserves for credit losses and other estimates generally; 10) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity the Company currently has; 11) material increases or decreases in the amount of insured and/or uninsured deposits held by Independent Financial or other financial institutions that the Company acquires and the cost of those deposits; 12) the Company’s access to the debt and equity markets and the overall cost of funding its operations; 13) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; 14) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Financial and the financial institutions that the Company acquires and that affect the net interest income, other future cash flows, or the market value of the assets of each of Independent Financial and the financial institutions that the Company acquires, including investment securities; 15) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; 16) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; 17) changes in economic and market conditions, that affect the amount and value of the assets of Independent Financial and of financial institutions that the Company acquires; 18) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one or more of the Company, Independent Financial and financial institutions that the Company acquired or will acquire or to which any of such entities is subject; 19) the occurrence of market conditions adversely affecting the financial industry generally; 20) the impact of recent and future legislative regulatory changes, including changes in banking, securities, and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Financial as a financial institution with total assets greater than $10 billion; 21) changes in accounting policies, practices, principles and guidelines, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be; 22) governmental monetary and fiscal policies; 23) changes in the scope and cost of FDIC insurance and other coverage; 24) the effects of war or other conflicts, including, but not limited to, the conflicts between Russia and the Ukraine and Israel and Hamas, acts of terrorism (including cyberattacks) or other catastrophic events, including natural disasters such as storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; 25) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, the Company is unable to realize those cost savings as soon as expected, or the Company incurs additional or unexpected costs; 26) the Company’s revenues after previous or future acquisitions are less than expected; 27) the liquidity of, and changes in the amounts and sources of liquidity available to the Company, before and after the acquisition of any financial institutions that the Company acquires; 28) deposit attrition, operating costs, customer loss and business disruption before and after the Company completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; 29) the effects of the combination of the operations of financial institutions that the Company has acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Financial, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time consuming, or costly than expected or not yielding the cost savings the Company expects; 30) the impact of investments that the Company or Independent Financial may have made or may make and the changes in the value of those investments; 31) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than it determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of credit loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; 32) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in the Company’s markets and to enter new markets; 33) changes in general business and economic conditions in the markets in which the Company currently operates and may operate in the future; 34) changes occur in business conditions and inflation generally; 35) an increase in the rate of personal or commercial customers’ bankruptcies generally; 36) technology-related changes are harder to make or are more expensive than expected; 37) attacks on the security of, and breaches of, the Company's and Independent Financial's digital infrastructure or information systems, the costs the Company or Independent Financial incur to provide security against such attacks and any costs and liability the Company or Independent Financial incurs in connection with any breach of those systems; 38) the potential impact of climate change and related government regulation on the Company and its customers; 39) the potential impact of technology and “FinTech” entities on the banking industry generally; 40) other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting the Company's operations, pricing and services; and 41) the other factors that are described or referenced in Part I, Item 1A, of the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2023, the Company’s Quarterly Reports on Form 10-Q, in each case under the caption “Risk Factors”; and The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by the Company. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this filing or made by the Company in any report, filing, document or information incorporated by reference in this filing, speaks only as of the date on which it is made. The Company undertakes no obligation to update any such forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes that these assumptions or bases have been chosen in good faith and that they are reasonable. However, the Company cautions you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, the Company cautions you not to place undue reliance on the forward-looking statements contained in this filing or incorporated by reference herein.
Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income,” “adjusted earnings,” “tangible book value,” “tangible book value per common share,” “adjusted efficiency ratio,” “tangible common equity to tangible assets,” “adjusted net interest margin,” “return on tangible equity,” “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.
We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for credit losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.
CONTACTS:

Analysts/Investors:

Paul Langdale Executive Vice President, Chief Financial Officer (972) 562-9004 Paul.Langdale@ifinancial.com
Media:

Wendi Costlow Executive Vice President, Chief Marketing Officer (972) 562-9004 Wendi.Costlow@ifinancial.com
Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Selected Income Statement Data
Interest income	$232,522	$222,744	$215,294	$201,176	$189,769
Interest expense	126,217	113,695	101,687	73,254	47,982
Net interest income	106,305	109,049	113,607	127,922	141,787
Provision for credit losses	3,480	340	220	90	2,833
Net interest income after provision for credit losses	102,825	108,709	113,387	127,832	138,954
Noninterest income	10,614	13,646	14,095	12,754	11,227
Noninterest expense	95,125	81,334	85,705	189,380	98,774
Income tax expense (benefit)	3,455	8,246	8,700	(11,284)	10,653
Net income (loss)	14,859	32,775	33,077	(37,510)	40,754
Adjusted net income (1)	25,509	32,624	33,726	44,083	49,433

Per Share Data (Common Stock)
Earnings (loss):
Basic	$0.36	$0.79	$0.80	$(0.91)	$0.99
Diluted	0.36	0.79	0.80	(0.91)	0.99
Adjusted earnings:
Basic (1)	0.62	0.79	0.82	1.07	1.20
Diluted (1)	0.62	0.79	0.82	1.07	1.20
Dividends	0.38	0.38	0.38	0.38	0.38
Book value	58.20	56.49	57.00	56.95	57.91
Tangible book value (1)	32.90	31.11	31.55	31.42	32.25
Common shares outstanding	41,281,919	41,284,003	41,279,460	41,281,904	41,190,677
Weighted average basic shares outstanding (2)	41,283,041	41,284,964	41,280,312	41,223,376	41,193,716
Weighted average diluted shares outstanding (2)	41,388,564	41,381,034	41,365,275	41,316,798	41,285,383

Selected Period End Balance Sheet Data
Total assets	$19,035,102	$18,519,872	$18,719,802	$18,798,354	$18,258,414
Cash and cash equivalents	721,989	711,709	902,882	1,048,590	654,322
Securities available for sale	1,593,751	1,545,904	1,637,682	1,675,415	1,691,784
Securities held to maturity	205,232	205,689	206,146	206,602	207,059
Loans, held for sale	16,420	18,068	18,624	16,576	11,310
Loans, held for investment (3)	14,160,853	13,781,102	13,628,025	13,606,039	13,597,264
Mortgage warehouse purchase loans	549,689	442,302	491,090	400,547	312,099
Allowance for credit losses on loans	151,861	148,249	147,804	146,850	148,787
Goodwill and other intangible assets	1,044,581	1,047,687	1,050,798	1,053,909	1,057,020
Other real estate owned	9,490	22,505	22,505	22,700	23,900
Noninterest-bearing deposits	3,530,704	3,703,784	3,905,492	4,148,360	4,736,830
Interest-bearing deposits	12,192,331	11,637,185	10,968,014	9,907,327	10,384,587
Borrowings (other than junior subordinated debentures)	621,821	546,666	1,180,262	2,137,607	567,066
Junior subordinated debentures	54,617	54,568	54,518	54,469	54,419
Total stockholders' equity	2,402,593	2,332,098	2,353,042	2,350,857	2,385,383

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Selected Performance Metrics
Return on average assets	0.31%	0.70%	0.71%	(0.83)%	0.90%
Return on average equity	2.51	5.51	5.62	(6.39)	6.85
Return on tangible equity (4)	4.54	9.92	10.14	(11.48)	12.42
Adjusted return on average assets (1)	0.54	0.70	0.73	0.98	1.09
Adjusted return on average equity (1)	4.32	5.48	5.73	7.51	8.31
Adjusted return on tangible equity (1) (4)	7.79	9.87	10.34	13.49	15.07
Net interest margin	2.49	2.60	2.71	3.17	3.49
Efficiency ratio (5)	78.70	63.75	64.68	132.41	62.52
Adjusted efficiency ratio (1) (5)	67.96	63.84	63.93	58.17	55.51

Credit Quality Ratios (3) (6)
Nonperforming assets to total assets	0.32%	0.33%	0.32%	0.32%	0.35%
Nonperforming loans to total loans held for investment	0.37	0.28	0.28	0.27	0.29
Nonperforming assets to total loans held for investment and other real estate	0.43	0.44	0.44	0.44	0.47
Allowance for credit losses on loans to nonperforming loans	293.17	385.81	389.84	393.69	371.14
Allowance for credit losses to total loans held for investment	1.07	1.08	1.08	1.08	1.09
Net charge-offs (recoveries) to average loans outstanding (annualized)	0.01	0.01	(0.03)	0.04	0.02

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	9.58%	9.86%	9.78%	9.70%	10.09%
Estimated tier 1 capital to average assets	8.94	9.09	8.92	9.01	9.49
Estimated tier 1 capital to risk-weighted assets	9.93	10.21	10.13	10.05	10.45
Estimated total capital to risk-weighted assets	11.57	11.89	11.95	11.88	12.35
Total stockholders' equity to total assets	12.62	12.59	12.57	12.51	13.06
Tangible common equity to tangible assets (1)	7.55	7.35	7.37	7.31	7.72
____________
(1) Non-GAAP financial measure. See reconciliation.
(2) Total number of shares includes participating shares (those with dividend rights).
(3) Loans held for investment excludes mortgage warehouse purchase loans.
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(5) Efficiency ratio excludes amortization of other intangible assets. See reconciliation of Non-GAAP financial measures.
(6) Credit metrics - Nonperforming assets, which consist of nonperforming loans, OREO and other repossessed assets, totaled $61,404, $61,044, $60,533, $60,115 and $64,109, respectively. Nonperforming loans, which consists of nonaccrual loans, loans delinquent 90 days and still accruing interest, and troubled debt restructurings (TDR) totaled $51,800, $38,425, $37,914, $37,301 and $40,089, respectively. With the adoption of ASU 2022-02, effective January 1, 2023, TDR accounting has been eliminated.

Independent Bank Group, Inc. and Subsidiaries
Annual Selected Financial Information
Years Ended December 31, 2023 and 2022
(Unaudited)

	Years Ended December 31,
	2023	2022
Per Share Data
Net income - basic	$1.05	$4.71
Net income - diluted	1.04	4.70
Adjusted net income - basic (1)	3.29	5.03
Adjusted net income - diluted (1)	3.29	5.02
Cash dividends	1.52	1.52
Book value	58.20	57.91

Outstanding Shares
Period-end shares	41,281,919	41,190,677
Weighted average shares - basic (2)	41,268,134	41,710,829
Weighted average shares - diluted (2)	41,362,543	41,794,088

Selected Annual Ratios
Return on average assets	0.23%	1.09%
Return on average equity	1.83	8.04
Adjusted return on average assets (1)	0.73	1.16
Adjusted return on average equity (1)	5.76	8.59
Net interest margin	2.74	3.46

(1) Non-GAAP financial measure. See reconciliation.
(2) Total number of shares includes participating shares (those with dividend rights).

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three Months and Years Ended December 31, 2023 and 2022
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2023	2022	2023	2022
Interest income:
Interest and fees on loans	$212,028	$174,445	$792,659	$602,210
Interest on taxable securities	8,424	8,036	31,747	32,944
Interest on nontaxable securities	2,532	2,631	10,279	10,360
Interest on interest-bearing deposits and other	9,538	4,657	37,051	9,503
Total interest income	232,522	189,769	871,736	655,017
Interest expense:
Interest on deposits	115,400	42,322	358,405	77,628
Interest on FHLB advances	5,802	1,231	35,705	2,017
Interest on other borrowings	3,770	3,465	16,018	14,451
Interest on junior subordinated debentures	1,245	964	4,725	2,713
Total interest expense	126,217	47,982	414,853	96,809
Net interest income	106,305	141,787	456,883	558,208
Provision for credit losses	3,480	2,833	4,130	4,490
Net interest income after provision for credit losses	102,825	138,954	452,753	553,718
Noninterest income:
Service charges on deposit accounts	3,522	3,208	13,958	12,204
Investment management fees	2,435	2,148	9,650	9,146
Mortgage banking revenue	1,357	1,243	7,003	8,938
Mortgage warehouse purchase program fees	478	391	1,892	2,676
Loss on sale of loans	—	(343)	(14)	(1,844)
Loss on sale of other real estate	(1,797)	—	(1,797)	—
(Loss) gain on sale and disposal of premises and equipment	(22)	(184)	323	(494)
Increase in cash surrender value of BOLI	1,516	1,384	5,768	5,371
Other	3,125	3,380	14,326	15,469
Total noninterest income	10,614	11,227	51,109	51,466
Noninterest expense:
Salaries and employee benefits	44,612	57,250	181,445	212,087
Occupancy	11,823	11,412	47,430	42,938
Communications and technology	7,511	6,661	28,713	24,937
FDIC assessment	11,982	2,052	22,153	6,883
Advertising and public relations	412	523	2,607	2,106
Other real estate owned (income) expenses, net	(28)	(168)	(510)	31
Impairment of other real estate	3,015	—	5,215	—
Amortization of other intangible assets	3,106	3,111	12,439	12,491
Litigation settlement	—	—	102,500	—
Professional fees	1,837	4,581	7,949	15,571
Other	10,855	13,352	41,603	41,845
Total noninterest expense	95,125	98,774	451,544	358,889
Income before taxes	18,314	51,407	52,318	246,295
Income tax expense	3,455	10,653	9,117	50,004
Net income	$14,859	$40,754	$43,201	$196,291

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2023 and 2022
(Dollars in thousands)
(Unaudited)

	December 31,
Assets	2023	2022
Cash and due from banks	$98,396	$134,183
Interest-bearing deposits in other banks	623,593	520,139
Cash and cash equivalents	721,989	654,322
Certificates of deposit held in other banks	248	496
Securities available for sale, at fair value	1,593,751	1,691,784
Securities held to maturity, net of allowance for credit losses of $0 and $0, respectively	205,232	207,059
Loans held for sale (includes $12,016 and $10,612 carried at fair value, respectively)	16,420	11,310
Loans, net of allowance for credit losses of $151,861 and $148,787, respectively	14,558,681	13,760,576
Premises and equipment, net	355,833	355,368
Other real estate owned	9,490	23,900
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	34,915	23,436
Bank-owned life insurance (BOLI)	245,497	240,448
Deferred tax asset	92,665	78,669
Goodwill	994,021	994,021
Other intangible assets, net	50,560	62,999
Other assets	155,800	154,026
Total assets	$19,035,102	$18,258,414

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$3,530,704	$4,736,830
Interest-bearing	12,192,331	10,384,587
Total deposits	15,723,035	15,121,417
FHLB advances	350,000	300,000
Other borrowings	271,821	267,066
Junior subordinated debentures	54,617	54,419
Other liabilities	233,036	130,129
Total liabilities	16,632,509	15,873,031
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock (0 and 0 shares outstanding, respectively)	—	—
Common stock (41,281,919 and 41,190,677 shares outstanding, respectively)	413	412
Additional paid-in capital	1,966,686	1,959,193
Retained earnings	616,724	638,354
Accumulated other comprehensive loss	(181,230)	(212,576)
Total stockholders’ equity	2,402,593	2,385,383
Total liabilities and stockholders’ equity	$19,035,102	$18,258,414

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended December 31, 2023 and 2022
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended December 31,
	2023			2022
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$14,435,383	$212,028	5.83%	$13,722,274	$174,445	5.04%
Taxable securities	1,414,824	8,424	2.36	1,475,585	8,036	2.16
Nontaxable securities	396,855	2,532	2.53	424,519	2,631	2.46
Interest-bearing deposits and other	695,617	9,538	5.44	486,369	4,657	3.80
Total interest-earning assets	16,942,679	232,522	5.44	16,108,747	189,769	4.67
Noninterest-earning assets	1,872,663			1,885,384
Total assets	$18,815,342			$17,994,131
Interest-bearing liabilities:
Checking accounts	$5,476,149	$48,532	3.52%	$5,989,205	$25,440	1.69%
Savings accounts	556,935	136	0.10	778,692	98	0.05
Money market accounts	1,701,198	17,502	4.08	1,935,083	10,380	2.13
Certificates of deposit	4,082,882	49,230	4.78	1,280,598	6,404	1.98
Total deposits	11,817,164	115,400	3.87	9,983,578	42,322	1.68
FHLB advances	416,576	5,802	5.53	218,478	1,231	2.24
Other borrowings - short-term	39,728	699	6.98	—	—	—
Other borrowings - long-term	238,017	3,071	5.12	267,005	3,465	5.15
Junior subordinated debentures	54,600	1,245	9.05	54,402	964	7.03
Total interest-bearing liabilities	12,566,085	126,217	3.98	10,523,463	47,982	1.81
Noninterest-bearing checking accounts	3,658,034			4,988,091
Noninterest-bearing liabilities	246,571			122,940
Stockholders’ equity	2,344,652			2,359,637
Total liabilities and equity	$18,815,342			$17,994,131
Net interest income		$106,305			$141,787
Interest rate spread			1.46%			2.86%
Net interest margin (2)			2.49			3.49
Net interest income and margin (tax equivalent basis) (3)		$107,376	2.51		$142,845	3.52
Average interest-earning assets to interest-bearing liabilities			134.83			153.07
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
For The Years Ended December 31, 2023 and 2022
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	For The Years Ended December 31,
	2023			2022
	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate
Interest-earning assets:
Loans (1)	$14,129,639	$792,659	5.61%	$13,148,633	$602,210	4.58%
Taxable securities	1,436,856	31,747	2.21	1,617,454	32,944	2.04
Nontaxable securities	412,266	10,279	2.49	429,057	10,360	2.41
Interest-bearing deposits and other	717,434	37,051	5.16	921,391	9,503	1.03
Total interest-earning assets	16,696,195	871,736	5.22	16,116,535	655,017	4.06
Noninterest-earning assets	1,859,553			1,892,555
Total assets	$18,555,748			$18,009,090
Interest-bearing liabilities:
Checking accounts	$5,745,444	$177,025	3.08%	$6,002,530	$45,405	0.76%
Savings accounts	628,088	399	0.06	787,937	387	0.05
Money market accounts	1,616,038	56,148	3.47	2,130,908	21,562	1.01
Certificates of deposit	2,977,281	124,833	4.19	1,027,561	10,274	1.00
Total deposits	10,966,851	358,405	3.27	9,948,936	77,628	0.78
FHLB advances	716,397	35,705	4.98	150,890	2,017	1.34
Other borrowings - short-term	40,078	2,781	6.94	15,918	593	3.73
Other borrowings - long-term	244,929	13,237	5.40	266,746	13,858	5.20
Junior subordinated debentures	54,526	4,725	8.67	54,328	2,713	4.99
Total interest-bearing liabilities	12,022,781	414,853	3.45	10,436,818	96,809	0.93
Noninterest-bearing checking accounts	3,957,699			5,018,631
Noninterest-bearing liabilities	214,001			111,326
Stockholders’ equity	2,361,267			2,442,315
Total liabilities and equity	$18,555,748			$18,009,090
Net interest income		$456,883			$558,208
Interest rate spread			1.77%			3.13%
Net interest margin (2)			2.74			3.46
Net interest income and margin (tax equivalent basis) (3)		$461,056	2.76		$562,633	3.49
Average interest-earning assets to interest-bearing liabilities			138.87			154.42
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of December 31, 2023 and 2022
(Dollars in thousands)
(Unaudited)

Total Loans By Class
	December 31, 2023		December 31, 2022
	Amount	% of Total	Amount	% of Total
Commercial	$2,266,851	15.4%	$2,240,959	16.1%
Mortgage warehouse purchase loans	549,689	3.7	312,099	2.2
Real estate:
Commercial real estate	8,289,124	56.3	7,817,447	56.2
Commercial construction, land and land development	1,231,484	8.4	1,231,071	8.8
Residential real estate (1)	1,686,206	11.5	1,604,169	11.5
Single-family interim construction	517,928	3.5	508,839	3.7
Agricultural	109,451	0.7	124,422	0.9
Consumer	76,229	0.5	81,667	0.6
Total loans	14,726,962	100.0%	13,920,673	100.0%
Allowance for credit losses	(151,861)		(148,787)
Total loans, net	$14,575,101		$13,771,886
____________
(1) Includes loans held for sale of $16,420 and $11,310 at December 31, 2023 and 2022, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$106,305	$109,049	$113,607	$127,922	$141,787
Provision Expense - Reported	(b)	3,480	340	220	90	2,833
Noninterest Income - Reported	(c)	10,614	13,646	14,095	12,754	11,227
Loss on sale of loans		—	7	7	—	343
Loss on sale of other real estate		1,797	—	—	—	—
Loss (gain) on sale and disposal of premises and equipment		22	56	(354)	(47)	184
Recoveries on loans charged off prior to acquisition		(64)	(279)	(13)	(117)	(36)
Adjusted Noninterest Income	(d)	12,369	13,430	13,735	12,590	11,718
Noninterest Expense - Reported	(e)	95,125	81,334	85,705	189,380	98,774
Litigation settlement		—	—	—	(102,500)	—
Separation expense (1)		—	—	—	—	(7,131)
OREO impairment		(3,015)	—	(1,000)	(1,200)	—
FDIC special assessment		(8,329)	—	—	—	—
Impairment of assets		—	—	(153)	(802)	(3,286)
Acquisition expense (2)		(27)	(27)	(27)	(26)	(40)
Adjusted Noninterest Expense	(f)	83,754	81,307	84,525	84,852	88,317
Income Tax Expense (Benefit) - Reported	(g)	3,455	8,246	8,700	(11,284)	10,653
Net Income (Loss) - Reported	(a) - (b) + (c) - (e) - (g) = (h)	14,859	32,775	33,077	(37,510)	40,754
Adjusted Net Income (3)	(a) - (b) + (d) - (f) = (i)	$25,509	$32,624	$33,726	$44,083	$49,433

ADJUSTED PROFITABILITY (4)
Total Average Assets	(j)	$18,815,342	$18,520,600	$18,652,450	$18,228,521	$17,994,131
Total Average Stockholders' Equity	(k)	2,344,652	2,360,175	2,360,226	2,380,421	2,359,637
Total Average Tangible Stockholders' Equity (5)	(l)	1,299,026	1,311,417	1,308,368	1,325,475	1,301,558
Reported Return on Average Assets	(h) / (j)	0.31%	0.70%	0.71%	(0.83)%	0.90%
Reported Return on Average Equity	(h) / (k)	2.51	5.51	5.62	(6.39)	6.85
Reported Return on Average Tangible Equity	(h) / (l)	4.54	9.92	10.14	(11.48)	12.42
Adjusted Return on Average Assets (6)	(i) / (j)	0.54	0.70	0.73	0.98	1.09
Adjusted Return on Average Equity (6)	(i) / (k)	4.32	5.48	5.73	7.51	8.31
Adjusted Return on Tangible Equity (6)	(i) / (l)	7.79	9.87	10.34	13.49	15.07

EFFICIENCY RATIO
Amortization of other intangible assets	(m)	$3,106	$3,111	$3,111	$3,111	$3,111
Reported Efficiency Ratio	(e - m) / (a + c)	78.70%	63.75%	64.68%	132.41%	62.52%
Adjusted Efficiency Ratio	(f - m) / (a + d)	67.96	63.84	63.93	58.17	55.51
____________
(1) Separation expenses include severance and accelerated vesting expense for stock awards related to the separation of certain employees. The quarter ended December 31, 2022 reflects a reduction in workforce due to the restructuring of certain departments and business lines.
(2) Acquisition expenses includes compensation related expenses for equity awards granted at acquisition.
(3) Assumes an adjusted effective tax rate of 18.9%, 20.1%, 20.8%, 20.7%, and 20.7%, respectively. First quarter 2023 normalized rate excludes the effect of the litigation settlement.
(4) Quarterly metrics are annualized.
(5) Excludes average balance of goodwill and net other intangible assets.
(6) Calculated using adjusted net income.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Years Ended December 31, 2023 and 2022
(Dollars in thousands, except for share data)
(Unaudited)

		For The Years Ended December 31,
		2023	2022
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$456,883	$558,208
Provision Expense - Reported	(b)	4,130	4,490
Noninterest Income - Reported	(c)	51,109	51,466
Loss on sale of loans		14	1,844
Loss on sale of other real estate		1,797	—
(Gain) loss on sale and disposal of premises and equipment		(323)	494
Recoveries on loans charged off prior to acquisition		(473)	(192)
Adjusted Noninterest Income	(d)	52,124	53,612
Noninterest Expense - Reported	(e)	451,544	358,889
Litigation settlement		(102,500)	—
Separation expense (1)		—	(11,046)
Economic development employee incentive grant		—	1,000
OREO impairment		(5,215)	—
FDIC special assessment		(8,329)	—
Impairment of assets		(955)	(4,442)
Acquisition expense (2)		(107)	(300)
Adjusted Noninterest Expense	(f)	334,438	344,101
Income Tax Expense - Reported	(g)	9,117	50,004
Net Income - Reported	(a) - (b) + (c) - (e) - (g) = (h)	43,201	196,291
Adjusted Net Income (3)	(a) - (b) + (d) - (f) = (i)	$135,942	$209,747

ADJUSTED PROFITABILITY
Total Average Assets	(j)	$18,555,748	$18,009,090
Total Average Stockholders' Equity	(k)	2,361,267	2,442,315
Total Average Tangible Stockholders' Equity (4)	(l)	1,311,000	1,379,603
Reported Return on Average Assets	(h) / (j)	0.23%	1.09%
Reported Return on Average Equity	(h) / (k)	1.83	8.04
Reported Return on Average Tangible Equity	(h) / (l)	3.30	14.23
Adjusted Return on Average Assets (5)	(i) / (j)	0.73	1.16
Adjusted Return on Average Equity (5)	(i) / (k)	5.76	8.59
Adjusted Return on Tangible Equity (5)	(i) / (l)	10.37	15.20

EFFICIENCY RATIO
Amortization of other intangible assets	(m)	$12,439	$12,491
Reported Efficiency Ratio	(e - m) / (a + c)	86.44%	56.82%
Adjusted Efficiency Ratio	(f - m) / (a + d)	63.26	54.20

____________
(1) Separation expenses include severance and accelerated vesting expense for stock awards related to the separation of certain employees. The year ended December 31, 2022 reflects a reduction in workforce due to the restructuring of certain departments and business lines, payments made due to the separation of executive officers and payments made related to the dissolution of a Company department.
(2) Acquisition expenses includes compensation related expenses for equity awards granted at acquisition.
(3) Assumes an adjusted effective tax rate of 20.2% and 20.3% , respectively.
(4) Excludes average balance of goodwill and net other intangible assets.
(5) Calculated using adjusted net income.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Assets Ratio

	As of the Quarter Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Tangible Common Equity
Total common stockholders' equity	$2,402,593	$2,332,098	$2,353,042	$2,350,857	$2,385,383
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(50,560)	(53,666)	(56,777)	(59,888)	(62,999)
Tangible common equity	$1,358,012	$1,284,411	$1,302,244	$1,296,948	$1,328,363

Tangible Assets
Total assets	$19,035,102	$18,519,872	$18,719,802	$18,798,354	$18,258,414
Adjustments:
Goodwill	(994,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(50,560)	(53,666)	(56,777)	(59,888)	(62,999)
Tangible assets	$17,990,521	$17,472,185	$17,669,004	$17,744,445	$17,201,394
Common shares outstanding	41,281,919	41,284,003	41,279,460	41,281,904	41,190,677
Tangible common equity to tangible assets	7.55%	7.35%	7.37%	7.31%	7.72%
Book value per common share	$58.20	$56.49	$57.00	$56.95	$57.91
Tangible book value per common share	32.90	31.11	31.55	31.42	32.25